Exhibit 7(a)

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of the 16th day of August, 2009 by and between Align Technology, Inc., a Delaware corporation with its principal office located at 881 Martin Avenue, Santa Clara, CA 95050 (the “Company”), and Danaher Corporation, a Delaware corporation with its principal office located at 2099 Pennsylvania Avenue, NW, Washington, DC 20006 (the “Purchaser”).

WHEREAS, the Company and Ormco Corporation (“Ormco”) have entered into the Settlement Agreement dated as of even date herewith (the “Settlement Agreement”);

WHEREAS, pursuant to Section 1.1(a) of the Settlement Agreement, the Company desires to issue and sell to the Purchaser 7,586,489 fully paid, and nonassessable shares (the “Shares”) of the authorized but unissued shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in light of the HSR Clearance Condition (all capitalized terms used herein but not defined herein have the meaning given to them in the Settlement Agreement), the Company and the Purchaser desire to issue the Shares in two closings, with 5,561,489 fully paid and non-assessable shares of Common Stock (the “Initial Shares”) issued to the Purchaser simultaneously with the execution and delivery of this Agreement at the First Closing and the balance of the Shares, 2,025,000 fully paid and non-assessable shares of Common Stock (the “Second Closing Shares”) issued to the Purchaser at the Second Closing; provided, however, that if the HSR Clearance Condition is not met by the HSR Outside Date, the Company shall (at the election of the Purchaser delivered to the Company in writing) pay the Purchaser an amount equal to the number of Second Closing Shares multiplied by the average of the closing prices of the Common Stock of the Company for the last 10 trading days prior to the Purchaser’s election (the “Make-Whole HSR Cash Payment”) on the first business day following the HSR Outside Date; and

WHEREAS, the Company and the Purchaser desire, in connection with the consummation of the several transactions contemplated by the Settlement Agreement, to make certain covenants and agreements with one another pursuant to this Agreement.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

1.1 “Affiliate” of a party means any corporation or other business entity controlled by, controlling or under common control with such party. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise, including without limitation the direct or indirect beneficial ownership of fifty percent (50%) or more of the voting or income interest in such corporation or other business entity.

1.2 “Change in Control “ means any of the following: (i) a merger, consolidation, statutory share exchange or other business combination or transaction involving the Company where the existing stockholders of the Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction own less than 50% of the total voting securities of the surviving corporation following such merger, consolidation or other business combination or transaction in equivalent proportions to their interests prior to such effective date; (ii) any person or 13D Group becomes a beneficial owner, directly or indirectly, of 50% or more of the aggregate number of the voting securities of the Company or of properties or assets constituting 50% or more of the consolidated assets of the Company and its subsidiaries; (iii) in any case not covered by (ii), the Company issues securities representing 50% or more of its total voting power, including by way of a merger or other business combination with the Company or any of its subsidiaries; or (iii) a sale of all or substantially all the assets of the Company.

1.3 “Effective Date” means the date that the Registration Statement is first declared effective by the SEC.

1.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

1.5 “Holder” means the Purchaser and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 9.11 hereof.

1.6 “Losses” means any and all losses, claims, damages, liabilities, settlement costs and expenses, including, without limitation, reasonable attorneys’ fees.

1.7 “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition), whether commenced or threatened in writing.

1.8 “Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A, 430B or Rule 430C promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

1.9 “Purchaser Controlled Corporation” shall mean a corporation of which the Purchaser owns not less than 50% of the outstanding voting power entitled to vote in the election of directors of such corporation.

1.10 “Registrable Securities” means the Shares, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

1.11 “Registration Statement” means each registration statement required to be filed under Section 7, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

1.12 “SEC” means the Securities and Exchange Commission.

1.13 “Second Closing Date” means the date of the Second Closing.

1.14 “Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

1.15 “Trading Market” means The Nasdaq Global Select Market or any other national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

1.16 “13D Group” means any group of persons formed for the purpose of acquiring, holding, voting or disposing of voting securities which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-1(a) or a Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned voting securities of the Company representing more than 5% of any class of voting securities then outstanding.

2. Purchase and Sale of Shares.

2.1 Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue and sell the Shares to the Purchaser at the Closings. The Shares are being issued to the Purchaser in consideration of Purchaser’s obligations under the Settlement Agreement and the transactions contemplated thereby. Therefore, no payment of cash or other form of consideration is owing by the Purchaser at the Closings (as defined below).

2.2 Closing. The closings of the transactions contemplated under this Agreement (the “Closings”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304-1050. The first closing (the “First Closing”) shall take place simultaneously with the execution and delivery of this Agreement. The second closing (the “Second Closing”) shall take place on the second business day after all of the conditions precedent set forth in Section 5 have been satisfied in full or at such other location, date and time as may be agreed upon between the Purchaser and the Company. At the First Closing, the

Company shall deliver to the Purchaser a single stock certificate, registered in the name of the Purchaser, representing the Initial Shares. At the Second Closing, the Company shall deliver to the Purchaser a single stock certificate, registered in the name of the Purchaser, representing the Second Closing Shares; provided, however, that if the HSR Clearance Condition is not met by the HSR Outside Date, the Company shall (at the election of the Purchaser delivered to the Company in writing) pay to the Purchaser the Make-Whole HSR Cash Payment on the first business day immediately following such date. Wilson Sonsini Goodrich & Rosati shall hold any such stock certificates in escrow for Purchaser until delivered to Purchaser or one of Purchaser’s designees.

2.3 Second Closing Adjustments. In the event that, at or prior to the Second Closing, (i) the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding is changed as a result of any reclassification, stock split (including reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible or exchangeable into or exercisable for shares of Common Stock), merger, tender or exchange offer or other similar transaction, or (ii) the Company fixes a record date that is at or prior to the Second Closing Date for the payment of any non-stock dividend or distribution on the Common Stock, then at the Purchaser’s option, which may be exercised in the Purchaser’s sole discretion, the number of shares of Common Stock to be issued to the Purchaser at the Second Closing under this Agreement shall be equitably adjusted and/or the shares of Common Stock to be issued to the Purchaser at the Second Closing under this Agreement shall be equitably substituted with shares of other stock or securities or property (including cash), in each case, to provide the Purchaser with substantially the same economic benefit from this Agreement as the Purchaser had prior to the applicable transaction. Notwithstanding anything in this Agreement to the contrary, in no event shall the Purchaser be required to make any payment by virtue of the foregoing.

3. Representations and Warranties of the Company. Except as set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2008 subsequent quarterly reports on Form 10-Q and subsequent current reports on Form 8-K, each as publicly filed and available prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks, uncertainties or contingencies included in any “forward-looking statements” disclaimer or other statements that are non-specific or are predictive or forward-looking in nature) (such Form 10-K, Form 10-Qs and Form 8-Ks, the “Current SEC Reports”) and in the Schedules attached hereto, the Company hereby represents and warrants to the Purchaser as follows:

3.1 Organization and Qualification. The Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite corporate authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws or other organizational or charter documents. The Company is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (i) materially and adversely affect the legality, validity or enforceability of any

Transaction Document, (ii) have or result in a material adverse effect on the results of operations, assets, liabilities, business or financial condition of the Company and its subsidiaries, taken as a whole on a consolidated basis, or (iii) materially and adversely impair the Company’s ability to perform fully on a timely basis its obligations under any of the Transaction Documents (any of (i), (ii) or (iii), a “Material Adverse Effect”).

3.2 Capitalization. As of August 12, 2009, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, of which 66,678,118 shares are outstanding and (ii) 5,000,000 shares of preferred stock, of which no shares are outstanding. As of August 12, 2009, except with respect to the 8,755,192 shares of Common Stock subject to outstanding options or awards made under the Company’s 2005 Incentive Plan, 2001 Equity Incentive Plan and 1997 Equity Incentive Plan, 3,714,487 shares of which will be, as of January 31, 2010, subject to vested awards or vested options with exercise prices below $14.00 per share, in each case based upon the terms and conditions of such options or awards as they existed on August 12, 2009, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests. Between August 12, 2009 and the date hereof, the Company has not issued any equity securities except through employee or director stock option exercises in the ordinary course.

3.3 Authorization; Enforcement. The Company has the requisite corporate authority to enter into and to consummate the transactions contemplated by this Agreement, the Settlement Agreement and the Joint Development, Marketing and Sales Agreement dated as of the date hereof between the Company and Ormco (the “Collaboration Agreement” and together with the Agreement and the Settlement Agreement, the “Transaction Documents”) and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its stockholders. Each of the Transaction Documents is duly executed by the Company and is, or when delivered in accordance with the terms hereof and thereof, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.

3.4 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not, and will not, (i) conflict with or violate any provision of the Company’s certificate of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material credit facility or debt instrument to which the Company is a party, or (iii) result in a material violation of any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its properties or assets.

3.5 Valid Issuance of the Shares. The Shares are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens and shall not be subject to preemptive or similar rights of stockholders.

3.6 SEC Reports; Financial Statements.

(a) Since January 1, 2008, the Company has filed on a timely basis all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof. Such reports required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed or furnished by the Company under the Exchange Act, whether or not any such reports were required being collectively referred to herein as the “SEC Reports”. As of their respective dates, the SEC Reports filed by the Company complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed by the Company, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. All material agreements to which the Company or any subsidiary is a party or to which the property or assets of the Company or any subsidiary are subject are included as part of or identified in the SEC Reports, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the SEC.

(b) Since January 1, 2009, except as disclosed in Schedule 3.6(b) hereto, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would result in a Material Adverse Effect on the Company, (ii) the Company has not incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or changed its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (except for repurchases by the Company of shares of capital stock held by employees, officers, directors, or consultants pursuant to an option to repurchase such shares upon the termination of employment or services), and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to current or previously existing Company stock-based plans.

3.7 Brokers or Finders. The Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.8 The Nasdaq Global Select Market. The Company’s Common Stock is listed on The Nasdaq Global Select Market, and there are no proceedings to revoke or suspend such listing.

3.9 Absence of Litigation. Except as disclosed in the Company’s Current SEC Reports, there is no proceeding, or, to the Company’s knowledge, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company that could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows:

4.1 Organization; Authority. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership or other power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The purchase by the Purchaser of the Shares hereunder has been duly authorized by all necessary corporate, partnership or other action on the part of the Purchaser. Each of the Transaction Documents has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.

4.2 No Public Sale or Distribution; Investment Intent. The Purchaser is acquiring the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and the Purchaser does not have a present arrangement to effect any distribution of the Shares to or through any person or entity; provided, however, that by making the representations herein, the Purchaser does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

4.3 Investor Status; Etc. At the time the Purchaser was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

4.4 Shares Not Registered. The Purchaser understands that the Shares have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Shares must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.5 No Conflict. The execution and delivery of the Transaction Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default by the Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of the Purchaser or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Purchaser or its respective properties or assets.

4.6 Brokers. The Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

4.7 No Ownership. Immediately prior to the issuance of the Shares hereunder, except as set forth on Schedule 4.7 hereof, neither the Purchaser nor any of its Affiliates beneficially owned any voting securities of the Company.

5. Conditions Precedent.

5.1 Conditions to the Obligation of the Purchaser to Consummate the Second Closing. The obligation of the Purchaser to consummate the Second Closing and to purchase and pay for the Second Closing Shares being purchased by it pursuant to this Agreement is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties contained herein of the Company shall be true and correct on and as of the Second Closing Date in all material respects with the same force and effect as though made on and as of the Second Closing Date.

(b) The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Second Closing Date.

(c) No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Second Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official and shall be pending.

(d) The issuance of the Second Closing Shares to the Purchaser shall not be prohibited by any law or governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

(e) All instruments and corporate proceedings in connection with the transactions specifically contemplated by this Agreement to be consummated at the Second Closing shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received copies (executed or certified, as may be appropriate) of all documents which the Purchaser may have reasonably requested in connection with such transactions.

(f) Any waiting periods (and any extensions thereof) applicable to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have been terminated or expired.

5.2 Conditions to the Obligation of the Company to Consummate the Second Closing. The obligation of the Company to consummate the Second Closing and to issue and sell to the Purchaser the Second Closing Shares to be purchased by it at the Second Closing is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties contained herein of the Purchaser shall be true and correct on and as of the Second Closing Date in all material respects with the same force and effect as though made on and as of the Second Closing Date.

(b) The Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Purchaser on or prior to the Second Closing Date.

(c) No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Second Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official and shall be pending.

(d) The sale of the Second Closing Shares by the Company shall not be prohibited by any law or governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

(e) All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at the Second Closing shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received counterpart originals, or certified or other copies of all documents, including without limitation records of corporate or other proceedings, which it may have reasonably requested in connection therewith.

(f) Any waiting periods (and any extensions thereof) applicable to the HSR Act shall have been terminated or expired.

6. Other Agreements of the Parties.

6.1 Securities Law Transfer Restrictions. The Purchaser shall not sell, assign, pledge, transfer or otherwise dispose or encumber any of the Shares being purchased by it hereunder, except (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under the Securities Act and applicable state securities laws. Any transfer or purported transfer of the Shares in violation of this Section 6.1 shall be voidable by the Company. The Company shall not register any transfer of the Shares in violation of this Section 6.1. The Company may, and may instruct any transfer agent for the Company, to place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 6.1.

6.2 Legends. Until all of the Shares can be sold pursuant to Rule 144 promulgated under the Securities Act, each certificate requesting any of the Shares shall be endorsed with the legends set forth below, and the Purchaser covenants that, except to the extent such restrictions are waived in writing by the Company, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate (such legends to be removed by the Company from any such certificate at the request of Purchaser at such time that all of the Shares can be sold pursuant to Rule 144 promulgated under the Securities Act):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE AND CERTAIN OTHER RESTRICTIONS, ALL AS SET FORTH IN A CERTAIN DEFINITIVE AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

6.3 Other Transfer Restrictions.

(a) In addition to the restrictions set forth in Section 6.1, until the date that is twelve (12) months after the date hereof, the Purchaser shall not, directly or indirectly, sell, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, any Shares to any competitor of the Company (or any Affiliate thereof) or any activist investor (or any Affiliate thereof).

(b) No transferee of the Shares sold, transferred or otherwise disposed of by the Purchaser as permitted by this Section 6.3 shall be bound (other than a Purchaser Controlled Corporation) by the terms of this Agreement, nor shall such transferee (other than a Purchaser Controlled Corporation) be entitled, in any manner whatsoever, to any rights afforded Purchaser under this Agreement.

(c) Any attempted sale, transfer or other disposition by Purchaser or a Purchaser Controlled Corporation which is not in compliance with this Section 6.3 shall be null and void.

6.4 Standstill. (a) For a period commencing with the date of this Agreement and ending on the earliest to occur of (i) the termination of the period of exclusivity pursuant to its terms set forth in the Collaboration Agreement, (ii) the eighteenth month anniversary of the date hereof or (iii) a Standstill Termination Event (as defined below) (such period, the “Standstill Period”), none of the Purchaser, any Affiliate of the Purchaser or any of their directors, officers, employees, agents or advisors (“Representatives”) shall, for or on behalf of the Purchaser, without the prior written consent of the Company:

(a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities such that, upon such acquisition, Purchaser would beneficially own in excess of the Contemplated Percentage, or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof such that, upon such acquisition, Purchaser would beneficially own in excess of the Contemplated Percentage (for the purposes of this Agreement, the “Contemplated Percentage” shall mean the percentage of outstanding voting securities of the Company determined by dividing (i) the sum of the (x) number of outstanding shares of Common Stock of the Company beneficially owned by the Purchaser as of the date hereof, plus (y) the Shares, by (ii) the total number of outstanding voting securities of the Company as of the date hereof, plus the Shares; provided, however, if a party or 13D Group acquires more shares of outstanding Common Stock of the Company than the Contemplated Percentage, the Contemplated Percentage will be increased to equal the percentage of outstanding Common Stock held by such party or 13D Group, but in no event shall the Contemplated Percentage exceed 14.9%);

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company;

(c) deposit any Shares in a voting trust or, except as otherwise provided or contemplated herein, subject any Shares to any arrangement or agreement with any third party with respect to the voting of such Shares;

(d) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets;

(e) form, join or in any way participate in a 13D Group, partnership, limited partnership, syndicate or other group or otherwise act in concert with any third person for the purpose of acquiring, holding, voting or disposing of securities of the Company; provided, however, that by agreeing to this clause (e), the Purchaser does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act and Sections 6.1 and 6.3 of this Agreement;

(f) otherwise act or seek to control the management, Board of Directors or policies of the Company;

(g) take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (a) through (f) above; or

(h) request the Company, directly or indirectly, to amend or waive any provision of this Section 6.4;

provided, however, that nothing in this Agreement shall prevent or limit in any way the Purchaser or its Affiliates from:

(i) subject to Sections 6.1, 6.3 and 6.5 of this Agreement, voting (including the granting or withholding of any consent) or disposing of any voting securities then beneficially owned by the Purchaser or its Affiliates in any manner;

(ii) making confidential proposals to the Board of Directors with respect to transactions involving the Company, any of the Company’s subsidiaries or any properties, assets or businesses of the Company or any of the Company’s subsidiaries;

(iii) making any offer or entering into any agreement with respect to, or otherwise consummating, any transaction involving the Company or Company securities, assets or properties in the ordinary course of business or pursuant to the terms of the Collaboration Agreement or any subsequent definitive agreement with the Company; or

(iv) acquiring or offering to acquire, directly or indirectly, any company or business unit thereof that beneficially owns Company securities so long as such securities are not a material portion of the assets of such company or business unit.

Notwithstanding the foregoing, the restrictions on Purchaser and its Representatives in the above provisions of this Section 6.4 shall automatically and immediately terminate upon the occurrence of a Standstill Termination Event.

For purposes of this Agreement, a “Standstill Termination Event” means:

(i) the Company enters into any agreement or agreement in principle with respect to any Change in Control;

(ii) any person or 13D Group shall have become the beneficial owner of 20% or more of any class of securities of the Company;

(iii) the Company redeems any rights under, or modifies or agrees to modify, the Company’s Rights Plan or other shareholder rights plan to facilitate any Change in Control or any acquisition of securities by any person or 13D Group, unless with respect to a modification in connection with an acquisition of securities which would result in a person or 13D Group becoming the beneficial owner of less than 20% of any class of securities of the Company, contemporaneously with such modification the Company takes such action as may be necessary to permit Purchaser to acquire the same beneficial ownership in the aggregate as such person or 13D Group and the Company agrees to amend the definition of “Contemplated Percentage” to permit such acquisition;

(iv) a tender or exchange offer that if consummated would constitute a Change in Control is made for securities of the Company;

(v) any person or 13D Group publicly proposes, or announces an intention to commence a tender or exchange offer that if consummated would constitute a Change in Control;

(vi) any person or 13D Group commences (or publicly proposes to commence) a proxy solicitation by which the person or 13D Group would, if successful, elect or acquire the ability to elect or to have elected a majority of the Board of Directors; or

(vii) the Company or any of its subsidiaries makes an assignment for the benefit of creditors or commences any proceeding under any bankruptcy, reorganization, insolvency, dissolution or liquidation law of any jurisdiction or any such petition is filed or any such proceeding is commenced against the Company or any of its subsidiaries and either (A) the Company or such subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days.

6.5 Purchaser’s Voting Obligations. During the Standstill Period, on all matters submitted to the vote, written consent or approval of the stockholders of the Company, the Purchaser shall take all such action as may be required so that the Shares then beneficially owned by the Purchaser are voted for or cast in favor of : (i) nominees to the Board of Directors of the Company in accordance with recommendations of the Board of Directors of the Company, (ii) increases in the authorized capital stock of the Company and amendments to, or adoptions of, employee stock option plans and employee stock purchase plans, in each case which are approved by the Company’s Board of Directors, and (iii) all other ordinary course, non-extraordinary matters approved by the Company’s Board of Directors where such matters are submitted to a vote, action by written consent or other approval of the stockholders of the Company.

6.6 Pre-emptive Rights.

(a) Sale of New Securities. At any time that the Company makes any public or nonpublic offering or sale of any equity securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as, an “equity” kicker) (including any hybrid security) (any such security other than that issued (i) pursuant to the granting or exercise of stock options or other stock incentives pursuant to the Company’s stock incentive plans approved by the Board of Directors or the issuance of stock pursuant to the Company’s employee stock purchase plan approved by the Board of Directors or similar plan, (ii) in connection with acquisitions by the Company to stockholders of acquired companies, or (iii) to banks, equipment lessors or other financial institutions pursuant to commercial leasing or debt financing transactions, in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, or to suppliers or third party service providers in connection with the provision of goods or services, a “New Security”) the Purchaser shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms (except that, to the extent permitted by law and the Certificate of Incorporation and bylaws of the Company, the Purchaser may elect to receive such securities in nonvoting form, convertible into voting securities) as such securities are proposed to be offered to others, up to the amount of New Securities required to enable Purchaser to maintain the Contemplated Percentage interest in the Company.

(b) Notice. In the event the Company proposes to offer or sell New Securities, it shall give the Purchaser written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than ten business days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public offering, after the commencement of marketing with respect to a Rule 144A offering or after the Company proposes to pursue any other offering). The Purchaser shall have ten business days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise its rights provided in this Section 6.6 and as to the amount of New Securities the Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 6.6(a). Such notice shall constitute a binding indication of interest of the Purchaser to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of the Purchaser to respond within such ten business day period shall be deemed to be a waiver of the Purchaser’s rights under this Section 6.6 only with respect to the offering described in the applicable notice.

(c) Purchase Mechanism. If the Purchaser exercises its rights provided in this Section 6.6, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within 15 calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of 90 days in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or stockholder approvals). Each of the Company and the Purchaser agrees to use its commercially reasonable efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

(d) Failure of Purchase. In the event the Purchaser fails to exercise its rights provided in this Section 6.6 within said ten-business day period or, if so exercised, the Purchaser is unable to consummate such purchase within the time period specified in Section 6.6(c) above because of its failure to obtain any required regulatory or stockholder consent or approval, the Company shall thereafter be entitled (during the period of 60 days following the conclusion of the applicable period) to sell or enter into an agreement to sell the New Securities not elected to be purchased pursuant to this Section 6.6 or which the Purchaser is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms, taken together in the aggregate, no more favorable to the purchasers of such securities than were specified in the Company’s notice to the Purchaser. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or stockholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five business days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 120 days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the New Securities within said 60-day period (as such period may be extended in the manner described above for a period not to exceed 120 days from the date of said agreement), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Purchaser in the manner provided above.

(e) Non-Cash Consideration. In the case of the offering of New Securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors in good faith; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(f) Cooperation. The Company and the Purchaser shall cooperate in good faith to facilitate the exercise of the Purchaser’s rights under this Section 6.6, including to secure any required approvals or consents.

6.7 Listing of Common Stock. As soon as reasonably practicable, the Company will apply for additional listing of the Shares on The Nasdaq Global Select Market.

6.8 Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof, promptly upon request of the Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Shares for, sale to the Purchaser at the Closings under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Purchaser.

6.9 Taking of Necessary Action. Each of the Company and the Purchaser shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Company and the Purchaser will use its commercially reasonable efforts to make all filings (including without limitation, under the HSR Act as applicable) and obtain all consents of governmental entities which may be necessary or, in the reasonable opinion of the Purchaser or the Company, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement. The Purchaser shall (i) file, or have caused to be filed, all necessary filings required to be made by the Purchaser under the HSR Act in connection with the transactions contemplated by this Agreement as soon as reasonably practicable following the date hereof, and (ii) use all commercially reasonable efforts to have such filings made within seven (7) trading days of the date hereof.

7. Registration Rights.

7.1 Registration Statement.

(a) As soon as commercially practicable (but in any event within ninety (90) days) following receipt of a written request from the Purchaser, the Company shall prepare and file with the SEC a shelf Registration Statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance with the Securities Act and the Exchange Act).

(b) The Company shall use its commercially reasonable efforts to cause the shelf Registration Statement to be declared effective by the SEC as promptly as possible after the filing thereof, and shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of the date that all Shares covered by such Registration Statement have been sold or can be sold publicly under Rule 144 (the “Effectiveness Period”). Notwithstanding the foregoing, if the SEC, by written or oral comment or otherwise, limits the Company’s ability to request effectiveness, or prohibits the effectiveness of, a Registration Statement with respect to any or all the Registrable Securities pursuant to Rule 415, it shall not be a breach or default by the Company under this Agreement and shall not be deemed a failure by the Company to use commercially reasonable efforts.

(c) The Company shall notify the Purchaser in writing promptly (and in any event within two trading days) after receiving notification from the SEC that the Registration Statement has been declared effective.

(d) Notwithstanding anything in this Agreement to the contrary, at any time after the initial Registration Statement is filed and declared effective pursuant to this Agreement, the Company may, by written notice to the Purchaser, suspend sales under a

Registration Statement after the Effective Date thereof and/or require that the Purchaser immediately cease the sale of shares of Common Stock pursuant thereto and/or defer the filing of any subsequent Registration Statement if the Board of Directors determines in good faith, by appropriate resolutions, that, as a result of material undisclosed information or events with respect to the Company, it would be detrimental to the Company (other than as relating solely to the price of the Common Stock) to maintain a Registration Statement at such time. Upon receipt of such notice, the Purchaser shall immediately discontinue any sales of Registrable Securities pursuant to such registration until the Purchaser is advised in writing by the Company that the current Prospectus or amended Prospectus, as applicable, may be used. The total number of days that any such suspension may be in effect in any 180 day period shall not exceed 90 days. Immediately after the end of any suspension period under this Section 7.1(d), the Company shall take all necessary actions (including filing any required supplemental prospectus) to restore the effectiveness of the applicable Registration Statement and the ability of the Purchaser to publicly resell its Registrable Securities pursuant to such effective Registration Statement.

(e) The Company shall not be obligated to effect any such registration pursuant to this Section 7:

(i) Prior to one (1) year anniversary of the date hereof;

(ii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iii) Subject to Section7.1(f) with respect to Piggyback Registration Rights, during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

(iv) If (i) in the good faith judgment of the Board of Directors of the Company, the filing of a Registration Statement covering the Registrable Securities would be detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such Registration Statement at such time, and (ii) the Company shall furnish to the Purchaser a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company for such Registration Statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such Registration Statement, then (in addition to the limitations set forth above) the Company shall have the right to defer such filing for a period of not more than one hundred eighty (180) days after receipt of the request of the Purchaser, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.

(f) Piggyback Registration Rights. Whenever the Company proposes to register any of its equity securities other than a registration statement under Section 7.1(a) or a

Special Registration (as defined below) and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Purchaser and all other Holders of its intention to effect such a registration (but in no event less than ten days prior to the anticipated filing date) and (subject to the next paragraph below) will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten business days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth business day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 7.1(f) prior to the effectiveness of such registration, whether or not the Purchaser or any other Holders have elected to include Registrable Securities in such registration. “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or Company subsidiaries or in connection with dividend reinvestment plans.

If (x) the Company grants “piggyback” registration rights to one or more third parties to include their securities in an underwritten offering under the Registration Statement or (y) a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and in either case the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, in the case of a Piggyback Registration, the securities the Company proposes to sell, (ii) second, Registrable Securities of the Purchaser and all other Holders who have requested registration of Registrable Securities, pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

7.2 Registration Procedures. In connection with the Company’s registration obligations hereunder, the Company shall:

(a) (i) Subject to Section 7.1(d), prepare and file with the SEC such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective, as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible, and in any event within 15 trading days (except to the extent that the Company reasonably requires additional time to respond to accounting or Rule 415 comments), to any comments received from the SEC with respect to the Registration Statement or any amendment thereto; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Purchaser thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented.

(b) Notify the Purchaser as promptly as reasonably practicable (and in any event within one business day) of any of the following events: (i) the SEC notifies the Company whether there will be a “review” of any Registration Statement; (ii) the SEC comments in writing on any Registration Statement; (iii) any Registration Statement or any post-effective amendment is declared effective; (iv) the SEC or any other federal or state governmental authority requests any amendment or supplement to any Registration Statement or Prospectus or requests additional information related thereto; (v) the SEC issues any stop order suspending the effectiveness of any Registration Statement or initiates any proceedings for that purpose; (vi) the Company receives notice of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threat of any proceeding for such purpose; or (vii) the financial statements included in any Registration Statement become ineligible for inclusion therein or any Registration Statement or Prospectus or other document contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Use its commercially reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of any Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as possible.

(d) Promptly deliver to the Purchaser, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as the Purchaser may reasonably request.

(e) (i) In the time and manner required by each Trading Market, prepare and file with such Trading Market an additional shares listing application covering all of the Registrable Securities; (ii) take all steps necessary to cause such Shares to be approved for listing on each Trading Market as soon as possible thereafter; and (iii) during the Effectiveness Period, maintain the listing of such Shares on such Trading Market.

(f) Comply in all material respects with all rules and regulations of the SEC applicable to the registration of the Shares.

7.3 Registration Expenses. The Company shall pay all fees and expenses incident to the performance of or compliance with Section 7 of this Agreement by the Company, including without limitation (a) all registration and filing fees and expenses, including without limitation those related to filings with the SEC, any Trading Market, and in connection with applicable state securities or blue sky laws, (b) printing expenses (including without limitation expenses of printing certificates for Registrable Securities), (c) messenger, telephone and delivery expenses, (d) fees and disbursements of counsel for the Company, (e) fees and expenses of all other persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, and (f) all listing fees to be paid by the Company to the Trading Market.

7.4 Indemnification

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless the Purchaser, and the affiliates, officers, directors, partners, members, agents and employees of the Purchaser, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of Company prospectus or in any amendment or supplement thereto or in any Company preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding the Purchaser furnished in writing to the Company by the Purchaser for use therein, or to the extent that such information relates to the Purchaser or the Purchaser’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved by the Purchaser expressly for use in the Registration Statement, or (B) with respect to any prospectus, if the untrue statement or omission of material fact contained in such prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented, if such corrected prospectus was timely made available by the Company to the Purchaser, and the Purchaser was advised in writing not to use the incorrect prospectus prior to the use giving rise to Losses.

(b) Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless the Company and the officers, directors, partners, members, agents and employees of the Company, to the fullest extent permitted by applicable law, from and against all Losses arising solely out of any untrue statement of a material fact contained in the Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished by the Purchaser in writing to the Company specifically for inclusion in such Registration Statement or such Prospectus or to the extent that (i) such untrue statements or omissions are based solely upon information regarding the Purchaser furnished to the Company by the Purchaser in writing expressly for use therein, or (ii) to the extent that such information relates to Purchaser or Purchaser’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved by the Purchaser expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto. In no event shall the liability of the Purchaser hereunder be greater in amount than the dollar amount of the net proceeds (after discounts and commissions but before expenses) received by the Purchaser upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ one separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such one separate counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of separate counsel shall be at the expense of the Indemnifying Party). It being understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding (including separate Proceedings that have been or will be consolidated before a single judge) be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, which firm shall be appointed by a majority of the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

(d) Contribution. If a claim for indemnification under Section 7.4(a) or (b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and

Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 7.4(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.4(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4(d), the Purchaser shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by the Purchaser from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that the Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section 7.4(d) are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

7.5 Rule 144; Rule 144A Reporting. With a view to making available to the Purchaser and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act, and if at any time the Company is not required to file such reports, make available, upon the request of any Holder, such information necessary to permit sales pursuant to Rule 144A (including the information required by Rule 144A(d)(4) and the Securities Act); and

(c) so long as the Purchaser or a Holder owns any Registrable Securities, furnish to the Purchaser or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Purchaser or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(d) to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act.

7.6 Dispositions. The Purchaser agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement and shall sell its Registrable Securities in accordance with the Plan of Distribution set forth in the Prospectus. The Purchaser further agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 7.2(b)(iv), (v), (vi) or (vii), the Purchaser will discontinue disposition of such Registrable Securities under the Registration Statement until the Purchaser is advised in writing by the Company that the use of the Prospectus, or amended Prospectus, as applicable, may be used. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

8. Termination; Liabilities Consequent Thereon. This Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Second Closing by mutual agreement of the Company and the Purchaser. Any termination pursuant to this Section 8 shall be without liability on the part of any party, unless such termination is the result of a material breach of this Agreement by a party to this Agreement in which case such breaching party shall remain liable for such breach notwithstanding any termination of this Agreement; provided, however, that if at the time of termination both the Second Closing Shares remain unissued and the Make-Whole HSR Cash Payment remains unpaid, then the Company shall pay the Make-Whole HSR Cash Payment to the Investor on the first business day immediately following the termination.

9. Miscellaneous Provisions.

9.1 Public Statements or Releases. None of the parties to this Agreement shall make, issue, or release any announcement, whether to the public generally, or to any of its suppliers or customers, with respect to this Agreement or the transactions provided for herein, or make any statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of the other parties, which shall not be unreasonably withheld or delayed, provided, that nothing in this Section 9.1 shall prevent any of the parties hereto from making such public announcements as it may consider necessary in order to satisfy its legal obligations, but to the extent not inconsistent with such obligations, it shall provide the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

9.2 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

9.3 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

9.4 Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

9.5 Notices.

(a) Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by postage prepaid first class mail, courier or telecopy or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. Any notice or other communication delivered by hand or mailed shall be deemed to have been delivered on the date on which such notice or communication is delivered by hand, or in the case of certified mail deposited with the appropriate postal authorities on the date when such notice or communication is actually received, and in any other case shall be deemed to have been delivered on the date on which such notice or communication is actually received.

(b) All correspondence to the Company shall be addressed as follows:

Align Technology, Inc.

881 Martin Avenue

Santa Clara, CA 95050

Attention: President and Chief Executive Officer

Facsimile: 408-470-1010

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Chris F. Fennell

Facsimile: 650-493-6811

(c) All correspondence to the Purchaser shall be addressed as follows:

Danaher Corporation

2099 Pennsylvania Avenue, NW

Washington, DC 20006

Attention: General Counsel

Facsimile: 202-419-7676

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Trevor S. Norwitz

Facsimile: 212-403-2333

9.6 Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

9.7 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

9.8 Governing Law; Injunctive Relief.

(a) This Agreement shall be governed by and construed in accordance with the internal and substantive laws of Delaware and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

(b) Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an “Irreparable Breach”). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, in any state or federal court in the State of Delaware, equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief. Such remedies shall not be the parties’ exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

9.9 Amendments. No provision of this agreement may be waived, changed or modified, or the discharge thereof acknowledged orally, but only by an agreement in writing signed by the party against which the enforcement of any waiver, change, modification or discharge is sought.

9.10 Expenses. Each party will bear its own costs and expenses in connection with this Agreement.

9.11 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Except as otherwise set forth in this Agreement, the Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser, except in connection with a Change in Control of the Company. The Purchaser may designate one of its subsidiaries to hold the Shares and may assign its rights under this Agreement to any person to whom the Purchaser assigns or transfers any Shares, provided (i) such transferor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company after such assignment, (ii) the Company is furnished with written notice of the name and address of such transferee or assignee, (iii) such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions hereof that apply to the Purchaser and (iv) such transfer shall have been made in accordance with the applicable requirements of this Agreement and with all laws applicable thereto.

9.12 Survival. The respective representations and warranties given by the parties hereto, and the other covenants and agreements contained herein, shall survive the Second Closing Date and the consummation of the transactions contemplated herein for a period of two years, without regard to any investigation made by any party.

9.13 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

Company

ALIGN TECHNOLOGY, INC.

By:	/s/ Thomas M. Prescott
Name:	Thomas M. Prescott
Title:	President and Chief Executive Officer

Purchaser

DANAHER CORPORATION

By:	/s/ Robert S. Lutz
Name:	Robert S. Lutz
Title:	VP-Chief Accounting Officer